EXHIBIT 99.1

Contact: Bill Wells - Media

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SpectRx, Inc. Granted Key Patent for Non-invasive Cervical Cancer Detection Technology

Guided Therapeutics device in FDA pivotal clinical trial

NORCROSS, GA (December 13, 2005) -- SpectRx, Inc. (OTCBB: SPRX) today announced it was granted a patent for the unique method in which its non-invasive cervical cancer detection technology identifies disease. U.S. Patent 6,975,899 recognizes that the technology measures both biochemical and structural changes in tissue in order to better detect diseases such as cancer.

"This patent is an important and fundamental part of our detection technology intellectual property," said Mark Faupel, president and chief operating officer of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer detection device. "This unique technology looks not only for cellular abnormalities, but also biochemical markers that indicate the presence of disease. We believe that these two technologies used in tandem represent a powerful new tool in the fight against cervical and other cancers."

The patent claims the combined use of at least two spectroscopic methods for measuring biochemical and morphological, or structural, changes that occur with diseases such as cancer. The biochemical spectroscopic methods claimed include fluorescence, time resolved fluorescence and fluorescence anisotropy. The morphological spectroscopic methods include absorption, reflectance and polarized reflectance. The patent further claims the combining of spectroscopic measurements with the results of previous testing of the tissue including visual examination, cytology and other indicators of pathology.

The non-invasive cervical cancer detection device, which is undergoing FDA pivotal clinical trials, uses proprietary technology to identify cancers and precancers painlessly and non-invasively by analyzing light reflected from the cervix. The device creates an image of the cervix that highlights the location and severity of disease. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the non-invasive test does not require a tissue sample or laboratory analysis, and results are available immediately. To date, more than 1,600 women have been tested with prototypes of the non-invasive cervical cancer detection devices. Research and commercialization of a product are being funded in part by grants from the National Cancer Institute (NCI).

According to published reports, cervical cancer is the third most common cancer among women worldwide. Globally, there are approximately 471,000 cases of cervical cancer diagnosed annually and approximately 233,000 deaths per year. Approximately 60 million Pap tests are performed annually in the United States. The company estimates the annual global market potential for a non-invasive cervical cancer test to be over $1.3 billion.

About Guided Therapeutics, Inc. -

Guided Therapeutics, Inc. is a subsidiary company of SpectRx, Inc. Guided Therapeutics is developing and plans to bring to market the non-invasive cancer detection technology. SpectRx intends to separately finance Guided Therapeutics. For more information, visit www.guidedtherapeutics.com.

About SpectRx, Inc. --

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. For more information, visit www.spectrx.com.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

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